EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Charles Koppelman
Martha Stewart Living Omnimedia — Executive Chairman
Robin Marino
Martha Stewart Living Omnimedia — President of Merchandising, Co-CEO
Wenda Harris Millard
Martha Stewart Living Omnimedia — President of Media, Co-CEO
CONFERENCE CALL PARTICIPANTS
David Kestenbaum
Morgan Joseph & Co. — Analyst
Richard Ingrassia
Roth Capital Partners — Analyst
Michael Meltz
JPMorgan — Analyst
David Bank
RBC Capital Markets — Analyst
PRESENTATION
Operator
Good morning and welcome to the Martha Stewart Living Omnimedia second quarter 2008 earnings conference call and webcast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time.
At this time it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, and good morning, everyone. Welcome to our conference call to review second quarter 2008 results.
Charles Koppelman, our Executive Chairman, will begin by providing an overview, then our co-CEOs, Robin Marino, President of Merchandising, and Wenda Harris Millard, President of Media, will bring you up to speed on our businesses. I’ll come back on to talk about our recent performance and our outlook for the third quarter and full year.

Before turning the call over to Charles, let me remind you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance, and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.
Now let me turn things over to Charles.
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
Thank you all for joining us here this morning. Wenda and Robin will talk about our excellent second quarter results in a moment. But first, I wanted to speak to you briefly about where we see our company at the mid-point of 2008.
After several years of an aggressive and successful rebuild, today we are at an inflection point in our company’s history. Advertisers are responding well to our diversified offerings, we have more than a dozen solid licensing agreements in place, and we are already benefiting from our Emeril acquisition. Even better, we are extending existing product lines and moving into new markets as with the successful 2007 launch and continued growth at Macy’s of our Martha Stewart Collection, the introduction of Martha Stewart for 1-800flowers.com and the recent launch at Wal-Mart of two new Martha Stewart crafts assortments, as well as our co-branded food line at Costco. Wal-Mart has more than 3,500 stores in the US and Canada, and we are all excited about the potential of this new relationship. In fact, a new TV commercial for our crafts products at Wal-Mart featuring Martha just started to air.
We are also targeting the global marketplace for all our business segments, starting with the international editions of Martha Stewart Living and Everyday Food, as well as our TV shows, which are broadcast in 71 countries. We continue to focus on building out our core franchise areas in wedding, food, home decorating, holidays and whole living worldwide. We recently commissioned third-party research and found the brand in fantastic and powerful shape, and on a solid platform from which to continue to grow the business. The research also revealed a lot of opportunity out there for us. Almost 70 million women want to buy Martha Stewart products, and they want these products available everywhere they shop. We represent quality and good value, attributes that are especially important to consumers in a tough economy. And today, we are delivering that quality and value across a diverse portfolio of brands, content and products. In short, we feel confident in our strategic direction. The next few years are going to be exciting for our employees and shareholders.
Now I’d like to turn the call over to Robin, who will tell you about the quarter.
Robin Marino — Martha Stewart Living Omnimedia — President of Merchandising, Co-CEO
Thank you, Charles, and thanks to everyone for joining us today. As you all know, over the past three years we’ve been very focused on growing and diversifying our merchandising programs. We forged numerous licensing agreements with a broad range of companies to ensure that our beautiful, high-quality products are available in a broad range of distribution channels. I’m proud to tell you that our hard work is delivering results. The merchandising segment performed very well in the quarter, with revenue up 57% year-over-year, exceeding our expectations and demonstrating the value in our Martha Stewart branded products and our newly acquired Emeril business, even in a challenging retail environment. We saw good performance throughout, including Macy’s crafts, 1-800flowers.com and Emeril.
Beginning with our craft business, we continue to see good performance at Michael’s and the independent craft stores across the country. In the second quarter, we expanded our reach into the mass market with the recent launch of our Martha Stewart craft line at Wal-Mart stores across North America. We’re pleased that this relationship makes our products available where so many consumers shop. It’s a bit early to talk about specific results. Our products are in about 70 to 80% of their doors right now, as the rollout continues. But based on activity in the blogosphere, where craft bloggers have been very enthusiastic about the new products, their accessibility and price, the early indicators are positive. For crafts, this is a great shift because we tried to be the first to build a national brand in this $30 billion fragmented category.
For our company overall, it’s an introduction to customers of the nation’s biggest mass merchant and we couldn’t be more delighted. Martha Stewart and Wal-Mart have great potential together and we’re really enjoying working with them. Earlier this month, Martha participated in one of Wal-Mart’s Saturday meetings led by Lee Scott, which was just fascinating. The commercial that Charles just mentioned is terrific; watch for it.

Sticking with newer developments, Martha Stewart’s 1-800flowers.com generated significant increases in the quarter. One key reason is the move to same-day delivery. Compared to our prior flower business from second quarter of 2007, where deliveries were next day, orders shipped in the month of May, which includes Mother’s Day, were up approximately 50% year-over-year. In addition, our average order value has increased in the double digits. We currently have almost 500 bloom [net] florists enrolled in our program offering same-day delivery nationwide.
Our Macy’s lines continue to be among the top sellers in their respective categories and we are extremely pleased with the performance, which has been exceptional considering the economic climate. Our textile products such as towels and bedding remain very popular with customers, and for the summer season our beach towels were especially successful. Luxury bedding continues to expand, and core programs such as whiteware and kitchen gadgets are performing strongly. Importantly, our Martha Stewart Collection remains the number one brand on Macy’s wedding registry. More than 2/3 of their brides registered at Macy’s include our products on their list, with kitchen products accounting for more than half of all registry SKUs. Macy’s recently introduced Martha Stewart Collection Master Sets. This allows brides to register for multiple SKUs in one scan, providing added convenience and the ability to populate registry more quickly and more comprehensibly with our products.
Emeril’s business has been seamlessly integrated into MSLO. The brand is a natural fit for us, and has proven to be a great opportunity. The addition of the Emeril branded license products provided a nice contribution in the quarter, led by a successful showing on HSN where he promoted his cookware and electrics. Since Emeril extends across all of our Omni platforms, you’ll hear more about this performance from Wenda. Our Martha Stewart Everyday line at Kmart continues to perform, showing once again that if there is product on the shelves, consumers respond well to it.
So all in all, a really good quarter, and one that shows that our strategy of delivering quality and value to our loyal customers plays well when people are watching their dollars. We feel really good about where our merchandising business is going with Macy’s, crafts, flowers and others, and we see continued opportunity to grow. And that’s just in the United States. Now more than ever, we’re close to beginning to build an international footprint, so stay tuned. As for the near term, the economy is always a factor to watch, but we think this is our time to charm and excite our customers and give them a reason to buy, especially when they’re staying home more often and looking for value in their discretionary purchases. Our results indicate we’re on the right track.
Now, I’ll turn the call over to Wenda.
Wenda Harris Millard — Martha Stewart Living Omnimedia — President of Media, Co-CEO
Thanks, Robin.
The headline for our media businesses is that we had a very good second quarter, with solid ad revenue gains in each of our media segments. As I look across our media channels, I’m very confident in our go to market strategy, which emphasizes cross-platform marketing programs, and I’m excited about our momentum in some key areas. We have a quality set of brands that enjoy a loyal, passionate and engaged following among consumers. That set of brands new includes Emeril, who performed very well for us this quarter. Together, these brands enable us to offer intelligent and cohesive marketing programs to advertisers who want to reach highly engaged consumers, whether they are readers, users, viewers or listeners, and in this tough advertising environment, marketers are focused more than ever on making sure their dollars are spent thoughtfully and carefully.
Looking at the segments, I’ll speak first to publishing, where our magazines held their own in the quarter, with advertising revenue growing 6% year-over-year when excluding Blueprint. Living in particular had solid ad revenue gains in the quarter, despite a decline in ad pages. While pages are lower, revenue per page has continued to increase as we successfully diversify into newer ad categories, including pets, apparel and financial services. As we look ahead, the outlook is increasingly cloudy for the remainder of the year. We currently expect Q3 publishing advertising revenue to be down in the mid-teens compared with prior year. Pages through the first part of the third quarter are down across our titles, though Living outperformed the industry average for July.
Advertising revenue growth in our internet business was 31% in the second quarter, which benefited from higher traffic to our site. User metrics continued their strong momentum in the quarter, with page views up in each month during the quarter, consistent with the trends since we relaunched the site in spring of 2007. Page views for the quarter were up 23% over last year and continue to trend solidly upward in July, showing a 50% increase as we near the end of the month. I’ll note for those of you that watch published metrics from firms like comScore that the data I’ve cited is from our server logs. We along with many other sites are working with comScore to determine why their reported metrics are lower.

On these financial community calls, we tend to talk in terms of business segments, which is limiting to an extent because what we’re really focused on is building franchises around key categories, which include weddings, food, home decorating, holidays and whole living. And as we build out those franchises they, of course, touch all of our platforms. So I’d like to talk in that context for a moment to give you a few examples of what we’re doing. Earlier this month we launched wholeliving.com, a new stand-alone website with extensive content for those seeking a healthier, more balanced, sustainable lifestyle. Combined with our magazine Body+Soul and the new whole living radio program on Martha Stewart Living radio, we’re able to deliver great content and ideas across multiple platforms and offer advertisers cohesive cross-channel marketing programs.
Looking at weddings, we launched our new WeddingWire tools a little more than six week ago, in time to engage customers during the summer wedding season. We’ve seen an impressive response, with the number of brides and vendors engaged on the platform solidly increasing. When integrated with our wedding publication and other web content about weddings, we’re gaining traction toward our objective of offering all the advice and tools that brides to be need to plan and manage this major life event. This is a large category, and like many of those we target a fragmented one, with significant room to grow our winning brand.
And now for broadcasting. Revenue and adjusted EBITDA for this segment showed positive gains due in large part to the integration of Emeril and the integrated marketing program with Turbochef. We think there’s an interesting story developing with our broadcasting business. Where in the past it’s been called the megaphone of our brand, more of a supporting player, we think it’s now positioned to become more of a growth business for us. We attribute this shift to Emeril, which diversifies the business effectively. In addition to Emeril’s existing programming, a new series, Emeril Green, has just launched on Discovery’s Planet Green Network, which reaches 50 million homes nationwide. We’re also pleased that as we head toward season four of the Martha Stewart show, we’ll be moving to more desirable time slots in some top-10 DMAs, including New York and Chicago. These developments help reinforce that we are offering advertisers premier real estate on air, and that’s being confirmed thus far in the up front market where we are performing well.
To wrap up, the economic outlook is challenging, and that is already affecting the advertising industry, but MSLO occupies a unique position in the media world. We have brands that enjoy amazing loyalty. These brands, and the content and products that are sold under them, provide quality and value in tough times. For marketers who have less spending flexibility, we offer a truly unique way to engage with our audiences. All of that gives us both comfort and confidence that we are well positioned to manage through the current environment and grow strongly as the outlook brightens.
I’ll now turn the call over to Howard to cover the financial results, and talk more about our outlook.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, Wenda.
Total revenue in the second quarter was up 5% year-over-year to $77.1 million, as each of our segments had solid performance, especially in light of a challenging economic climate. Adjusted EBITDA also posted a nice improvement from a negative $800,000 to positive $5.3 million. We also maintained the profitability we achieved in recent quarters, swinging from a net loss of $6.7 million or $0.13 cents per diluted share in the year ago second quarter to a positive $0.01 per share in Q2 ‘08.
Of note, there are a few one-time items that affect the comparisons for the quarter, including separation and other unusual corporate costs of $1.5 million or $0.03 cents per share. A noncash charge of $1.1 million or $0.02 cents per share related to the impact of applying fair value accounting treatment to certain assets. Earnings per share, excluding both items, would have been $0.05 compared to first call consensus of $0.04.
Let me turn to our balance sheet. Our balance sheet remained very healthy, with a solid cash position and manageable debt. We finished the quarter — we finished the period ended June 30, 2008 with $72 million in cash, restricted cash, cash equivalents and short-term investments or $1.30 per share.
Now I will talk about our guidance for the third quarter and full year 2008, which includes contributions from the Emeril acquisition and anticipated savings from a reduction in our cost structure. On a consolidated basis, we expect revenue for the third quarter to be in the range of $65 million to $67 million. We anticipate an operating loss in the range of $500,000 to break-even, and adjusted EBITDA in the range of $3.5 million to $4 million.

On a segment basis for the third quarter, publishing is expected to show a decline in revenue, led by softness in advertising and newsstand sales, with revenue of approximately $35 million and adjusted EBITDA in the range of $2.5 million to $3 million. Advertising revenue is currently trending down approximately 15% year-over-year when excluding Blueprint. Broadcasting revenue is expected to be in the range of $13 million to $13.5 million, with adjusted EBITDA of approximately $3 million. That reflects the benefit of Emeril’s show on Discovery, and the rebroadcast of Emeril Live on Fine Living.
We expect total internet revenue will be approximately $3 million to $3.5 million. Adjusted EBITDA loss is expected to be in the range of $1 million to $2 million. Merchandising revenues are expected to be in the range of $14 million to $15 million, driven primarily by the benefit of Emeril revenue, continued growth at Macy’s and the launch of our crafts line at Wal-Mart. Adjusted EBITDA is expected to be in the range of $8 million to $9 million. Corporate expenses are expected to be approximately $9 million.
For the full year of 2008, we are maintaining our EBITDA guidance and modifying operating and net income for accounting charges related to the Emeril acquisition, WeddingWire and the fair value treatment of certain assets. On a consolidated basis, which includes Emeril, total revenue is expected to be approximately $300 million. We anticipate operating income in the range of $8.5 million to $13.5 million, and adjusted EBITDA in the range of $23 million to $28 million. CapEx, excluding any facility charges, should be approximately $5 million, and we do not expect any material tax charges for the year.
In closing, 2008 is a challenging and dynamic year, but one that proves our diversification strategy is working. Looking ahead, our business is healthy and our fundamentals are sound. At MSLO, our top focus remains profitable revenue growth, careful management of expenses and sustainable free cash flow, both in 2008 and over the longer term.
Thank you for joining us on the call, and now I’ll turn it back to the operator for Q&A. Operator?

QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS)
Your first question comes from David Kestenbaum of Morgan Joseph.
David Kestenbaum — Morgan Joseph & Co. — Analyst
Okay, thanks. Could you just comment on how much of your revenue is Emeril-based and, you know, what you see that being for the entire year? I think that’s important since, you know, you didn’t change the guidance much, but you did include Emeril for the year this time, where you hadn’t in the past.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes, let me address it for the quarter and for the full year. For the quarter, even if you exclude Emeril and exclude Blueprint, we still had revenue growth in the low single digits, so that would equate to about $3.5 million to $4 million in revenue for the quarter. On a full-year basis, we’re expecting revenue from Emeril of $10 million to $12 million.
David Kestenbaum — Morgan Joseph & Co. — Analyst
Okay. How about EBITDA?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
EBITDA for the quarter was about $2.5 million and for the full year, as we said in the last quarter call, it’s about $5 million to $6 million.
David Kestenbaum — Morgan Joseph & Co. — Analyst
Okay. Can you just talk about — you’ve kind of hinted lately that you plan to do more internationally. Can you talk about where you are as far as revenue percentage internationally and what you are planning to do there, what countries maybe you’re planning to enter?
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
International — this is Charles. International is clearly about our future. Our television shows are in about 70 countries. We just started to roll out our magazines in a few others and merchandising products will follow closely behind. Right now, it’s a small part of our revenue and a small part of our EBITDA.
David Kestenbaum — Morgan Joseph & Co. — Analyst

Okay. And then you’ve announced a whole host of new initiatives in merchandise in the past year. Will we see that slow down or is there still a lot more opportunities for you going forward? Thanks.
Robin Marino — Martha Stewart Living Omnimedia — President of Merchandising, Co-CEO
David, this is Robin. I think we’re going to be focused on getting the businesses that we’ve started really, really fine-tuned. We do see opportunities for further expansion in certain product categories that are, you know, close to our brand equity, and the international part of the expansion is obviously a large initiative as well. I recently renewed my passport.
David Kestenbaum — Morgan Joseph & Co. — Analyst
Okay. Thanks.
Operator
Thank you. Your next question comes from Richard Ingrassia of Roth Capital Partners.
Richard Ingrassia — Roth Capital Partners — Analyst
Thanks. Morning, everybody.
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
Morning.
Richard Ingrassia — Roth Capital Partners — Analyst
A question for Charles. I wonder if you could give us some insight into how the co-CEO structure works on a day-to-day basis, and maybe how involved you are now in operations and strategic decisions?
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
Well, interestingly enough, for the past four years, three and a half years, we’ve all worked together, Martha, Robin, Wenda, myself and Susan. So going forward, Wenda has been our CEO — our President of Media, and will continue running media, but working with Robin, who has run merchandising, to collectively manage all parts of our business. The beautiful part about this is that these are two totally diverse businesses, yet they really work hand-in-hand with one another. Media helps drive merchandising, media and its content are usually the impetus and catalyst for new ideas and new products on the merchandising side, and with Robin’s good eye and artistic approach, she can be incredibly helpful with design and covers and other aspects of the media business. So it’s really business as usual, except one plus one is really equaling three.
Wenda Harris Millard — Martha Stewart Living Omnimedia — President of Media, Co-CEO
But Robin and I are really good at math, don’t worry.

Richard Ingrassia — Roth Capital Partners — Analyst
Okay. Thanks, Charles. A couple of other questions. Howard, just to be clear on the guidance reaffirmed now, but including Emeril, Q3 looks lower than expected even if Emeril is backed out. Is that really all due to the weak publishing outlook, or did we have Emeril weighted not heavily enough in Q4?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I would say yes to that publishing weakness. You also have a shift in timing. So we had two special issues in Q2 — rather in Q3 ‘07. Those specials are now in the fourth quarter this year. You also had some book revenue in the prior year third quarter that you don’t have this year. This year it’s more even throughout the year and just — I’ll hand this over to Wenda to talk about the specials. Last year the specials were digest size, which makes it difficult to talk about advertising. This year they’re full-size, so that has a different sell from an advertising perspective, so that profitability has shifted from Q3 to Q4.
Wenda Harris Millard — Martha Stewart Living Omnimedia — President of Media, Co-CEO
Right, and publishing obviously is still a cash flow contributor to us, but the advertising outlook is still very cloudy.
Richard Ingrassia — Roth Capital Partners — Analyst
Okay. Thanks. And then Howard again, last question on the balance sheet, can you just explain the movement of cash and equivalents there from short-term to cash, and then there’s a restricted cash entry now, and also maybe a few words about capital structure going forward? Is it your intention to pay down the debt from cash flow or do you maybe leverage up to make new acquisitions or invest for growth?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. Let me take the first question first. So the balance sheet, on the last call we expected to come in with $70 million or $75 million. We came in right in that range this quarter. The restricted cash is a function of the current structure of the loan. We’re actually in the process of relieving that restriction, so we’ll have that done actually in a few days or weeks. And then the cash flow from Emeril is actually coming in a little better than expected, so we’re actually going to start paying down that debt ahead of where we thought. So for the third quarter you’ll see cash — total cash in the range of $75 million to $80 million and you’ll see a little bit of that debt paid down.
Richard Ingrassia — Roth Capital Partners — Analyst
Okay. Thank you.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
You bet.
Operator
Thank you. Your next question comes from Michael Meltz of JPMorgan.

Michael Meltz — JPMorgan — Analyst
Great, thank you. I have several questions. I’ll start on the guidance. So excluding Emeril, you’re effectively lowering revenues, Howard, I think you’re saying $10 million to $12 million and EBITDA by $5 million to $6 million, but you also said something about cost savings. Are you incorporating some — a new cost program in these numbers as well? Can you just elaborate?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Well, let me take the numbers and then I’ll hand over the call to Charles to talk about the cost. Every day we focus on reducing our costs, so there is an underlying assumption that we’re going to continue to be disciplined in that regard. But I think it’s worth talking about the levers in the business model, and sort of you have strength in one area, that being merchandising, offsetting weakness in advertising.
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
I think it’s — cost and managing the business are really an ongoing process. It has been an ongoing process. We’re going to continue to manage that and given the economy, we’ll be even more vigilant.
Michael Meltz — JPMorgan — Analyst
Okay. But there’s not a specific new cost program that’s underway here?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
No.
Michael Meltz — JPMorgan — Analyst
Okay. Implicit in the guidance, previously I think MSL you had been pointing to modest growth in ‘08. Given the Q3 number, what’s your expectation now? Just so I understand how you’re getting to the number for the rest of the year?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
It’s — you know, I don’t want to sit here and talk about fourth quarter MSL page growth, you know, the one thing that we know for sure is that visibility is really cloudy and it’s been bumpy, you have issues that are down in the teens and an issue that’s flat, so it’s really bumpy and we don’t assume any big recovery in the economy in the fourth quarter.
Michael Meltz — JPMorgan — Analyst
Okay. On the quarter, can you tell us what were MSL ad revenues actually in the quarter? What was the change?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO

I’m not going to tell you specific ad revenues, but I’ll tell you the percent change, you know. Give me one minute. Our revenues — our revenues were up 8% — our ad revenues were up 8% for Living. And you should note that — just give me one minute. You should note that we had good revenue growth with negative pages, and that gets to sort of Wenda’s really hard strategy of diversifying categories and bringing in new advertisers.
Michael Meltz — JPMorgan — Analyst
So MSL ad revenues were up 8%. What was CIRC?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
CIRC, just to talk about CIRC units and sort of the consumer for a minute, we’re going to report our ABC numbers you’ll see our increase in CIRC in Everyday, Food Living and Body+Soul, which is great in a market that really has difficult CIRC numbers. So what we’re seeing today is some softness on the newsstand for the second half of the year.
Michael Meltz — JPMorgan — Analyst
Okay. Can you just clarify, then, in your performance for the quarter, you’re saying total ad revenue was up 6%, MSL ad revenue was up 8%. What was CIRC revenue and MSL CIRC, the percent changes?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
CIRC was down about 10% in MSL. Offsetting that, you have to look at CIRC net. CIRC revenue was down, you have savings and costs, so we managed CIRC on a net basis, meaning net profit. Specifically, [they charge] your offer, that has a lower cost on the top line, or lower revenue into the company. On the bottom line you have saving, so on a net basis you are sort of break-even.
Michael Meltz — JPMorgan — Analyst
Okay. And on the total group?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Total group, what total group ad revenue?
Michael Meltz — JPMorgan — Analyst
No, total group CIRC.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
So total group CIRC is down in that same percentage.

Michael Meltz — JPMorgan — Analyst
I’m sorry, I think I only have three more questions here. What was the Kmart percentage change of sales?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I’m going to start charging you for each question.
Michael Meltz — JPMorgan — Analyst
Well, you should provide it.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Give me one second. So our Kmart change in the current quarter was 10%, and comp store is the same as total store.
Michael Meltz — JPMorgan — Analyst
Okay. The jump in share count for the quarter, is that all Emeril?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
That’s the issuance of the Emeril shares, that’s right.
Michael Meltz — JPMorgan — Analyst
Okay. And then the noncash fair value adjustment there, can you give us a little bit more clarity and is that expected to persist?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. It’s specifically [raised] 1,133, which is derivative accounting. You have an option on your balance sheet, you have to mark it to market each quarter. I can say it’s a volatile number. Next quarter it can be a profit of a million, it can be a loss of a million, it’s really hard to predict.
Michael Meltz — JPMorgan — Analyst
So your EPS number in the quarter includes that — I’m sorry, for the year?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Our EPS number for the year assumes the charge that we had in Q2; it assumes no further charges that we had in Q3 or Q4.

Michael Meltz — JPMorgan — Analyst
My final question, I promise. The $1.5 million charge in the quarter, that’s I assume related to [Susan]? Is there another charge to come?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
There’s no other charge to come.
Michael Meltz — JPMorgan — Analyst
Okay. And that’s reflected in your guidance, that number?
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
And that number is inclusive in our guidance, right.
Michael Meltz — JPMorgan — Analyst
Got it. Thank you very much.
Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
You bet.
Operator
Thank you. Our final question comes from David Bank of RBC Capital Markets.
David Bank — RBC Capital Markets — Analyst
I think Michael got most of them, but — and then some, right? But I guess in light of the XM SIRIUS closing, can you remind us when your current deal with SIRIUS expires, and when do you start dealing with the renegotiation of that contract, and how does Emeril fit into what you can offer SIRIUS or how are you thinking about what you offer them and what might be changing about what you offer them?
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
This is Charles. First of all, we’re extremely excited about the merger. It will increase listeners to — by more than double. Emeril, of course, is another important ingredient that can be part of our channel, and our deal is up in over a year, and we’re extremely happy with SIRIUS and I know they’re extremely happy with us.
David Bank — RBC Capital Markets — Analyst

When do you — I mean have you begun the negotiation process already or when do you think that’s going to happen?
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
No. First of all, we wanted to see the merger go through and, in fact, Martha just got a call from Scott Greenstein just thanking us for our support and our continued good work on SIRIUS radio.
David Bank — RBC Capital Markets — Analyst
Okay, I’m sorry, then the last question I have, so when exactly during 2009 does the current deal expire?
Charles Koppelman — Martha Stewart Living Omnimedia — Executive Chairman
I believe it expires at the end of 2009.
David Bank — RBC Capital Markets — Analyst
Okay. Terrific. Thank you.
Operator
Thank you for attending today’s presentation. You may disconnect your lines at this time, and have a wonderful day.